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                                    AMENDMENT
                           TO STERLING SOFTWARE, INC.
                   AMENDED AND RESTATED 1996 STOCK OPTION PLAN


         This Amendment (herein so called) to the Sterling Software, Inc. Amended and Restated 1996 Stock Option Plan is adopted effective as of January 31, 2000:

                                    RECITALS:
         A. Sterling Software, Inc., a Delaware corporation (the "Company"), established the Sterling Software, Inc. 1996 Stock Option Plan, effective as of April 22, 1996 (the "Original Plan"). The Original Plan was approved by the Company's stockholders on May 29, 1996, was amended and restated effective as of September 4, 1996, and was subsequently amended and restated as of February 12, 1999 (as so amended and restated, the "Plan").

         B. Pursuant to and in accordance with Paragraph 9 of the Plan, the 1996 Stock Option Committee of the Company's Board of Directors has authorized and approved the further amendment of the Plan, as hereinafter set forth.

                                   AMENDMENT:

         1. Paragraph 6 of the Plan is hereby amended to read in its entirety as follows:

                  6. ADJUSTMENTS. In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, non-cash distributions with respect to its outstanding Common Stock or capital stock other than Common Stock, reclassification of the Company's capital stock, any sale or transfer of all or part of the Company's assets or business, or any similar change affecting the Company's capital structure or business or the capital structure of any business of any Subsidiary or a change in control of the Company, as determined by the Stock Option Committee, the Special Stock Option Committee or the Board, and as such committee or the Board determines in good faith that an adjustment is necessary or appropriate under the Plan to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan or as otherwise necessary to reflect the change, then the aggregate number and kind of shares of Common Stock which may be issued under Paragraph 3 of the Plan, the number and kind of shares (including shares of another issuer) subject to outstanding Stock Options under the Plan and the Option Price thereof shall be appropriately adjusted consistent with such change in such manner as such committee or the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for,

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         Participants under the Plan or as otherwise necessary to reflect the change, and any such adjustment determined by such committee or the Board in good faith shall be binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns. In connection with any event described in this paragraph, such committee or the Board may provide, in its sole discretion, for the cancellation of any outstanding Stock Options and payment in cash or other property in exchange therefor. Notice of any adjustment shall be given by such committee or the Board to each Participant whose Stock Option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan. Any fractional shares resulting from the foregoing adjustments will be eliminated. In the event the Stock Option Committee and the Special Stock Option Committee shall disagree (or either or both shall disagree with the Board) with respect to the foregoing adjustments, the Board's determination will be final and conclusive.

         2. Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Plan.

         3. In all other respects, the Plan, as amended hereby, is ratified, confirmed and approved in all respects.


         IN WITNESS WHEREOF, this Amendment has been executed at Dallas, Texas as of the 31st day of January, 2000.

                                          STERLING SOFTWARE, INC.


                                          By: /s/ Don J. McDermett, Jr.
                                             -----------------------------------
                                             Don J. McDermett, Jr.
                                             Senior Vice President &
                                             General Counsel


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